Exhibit 99.1
PRESS RELEASE

Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com
ICE Announces Agreement to Acquire Exclusive License for
Russell Index Futures Contracts
ICE’s Global Electronic Marketplace to Exclusively Offer
Russell 1000, 2000 and 3000 Index Futures
ATLANTA, GA (June 18, 2007) —IntercontinentalExchange, Inc. (NYSE: ICE), the leading electronic energy marketplace and soft commodity exchange, announced today it has signed an exclusive licensing agreement with Russell Investment Group to offer futures and options on futures contracts based on the company’s industry-leading U.S. equity indexes, including the Russell 1000® Index, Russell 2000® Index and Russell 3000® Index, as well as the related value and growth indexes offered by Russell.
For the past 25 years, Russell’s innovative index methodology has helped their indexes become the benchmarks most used by institutional investors. Today, institutional investment professionals responsible for approximately $4 trillion in assets use Russell indexes to guide their portfolios, which account for 52% of institutional benchmarked products.
Under the agreement, ICE will for the first time have exclusive rights to list futures contracts based on the full range of Russell’s benchmark U.S. equity indexes. The New York Board of Trade (NYBOT), ICE’s U.S. regulated futures exchange, currently trades futures and options on futures on the Russell 1000, Russell 2000 and Russell 3000, including certain “mini” and full-size contracts, as well as the Russell 1000 Growth and Russell 1000 Value Indexes and the Russell 2000 Growth and Russell 2000 Value Indexes. The exclusive agreement with ICE will result in the transition of all other valid licenses on futures and options on futures based on the Russell indexes.
“We are extremely pleased to enter into this strategically important relationship with Russell Investment Group,” said ICE Chairman and CEO Jeffrey C. Sprecher. “The ICE platform will offer investors worldwide exclusive access to Russell’s unparalleled group of equity indexes. Listing the top benchmarking indexes in North America significantly enhances NYBOT’s index complex comprising equity, foreign exchange and commodity index products. We are already working toward meeting the strong demand for these products and supporting the marketing efforts to aggressively grow this highly regarded suite of valuable risk management and investment tools.”

“To ensure its market leadership, Russell has worked diligently to develop relevant benchmark products to serve the needs of the global investment community,” said Kelly Haughton, Strategic Director, Russell Indexes. “Russell and ICE share a goal of advancing the expansion of our businesses through product focus and contract design, and by emphasizing technology and distribution. ICE has demonstrated an unmatched ability to innovate and grow new products as a result of its consistent focus on identifying opportunities to better serve the needs of its customers. All of these factors were important in our decision-making process.”
The combined market capitalization of stocks in the broad-market Russell 3000 Index, which reflects about 98% of the investable U.S. equity universe, has increased more than $3 trillion from $15.3 trillion at this time last year to $18.5 trillion today. The Russell 2000 index consists of 2,000 small-cap companies, and the Russell 1000 is a large-cap index representing the largest one-third of the Russell 3000 components.
The exclusive license agreement is conditioned upon the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
NYBOT began offering full-size and mini-size Russell 1000 futures contracts electronically for the first time on the ICE platform on Friday, June 15. Additional Russell contracts will begin trading in the near future to round out the complete range of Russell futures and options products for ICE’s customers.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts and the leading soft commodity exchange. ICE’s markets offer access to a range of contracts based on crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities including cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to currency and index futures and options. ICE® conducts its energy futures markets through its U.K. regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange. ICE Futures offers liquid markets in the world’s leading oil benchmarks, Brent Crude futures and West Texas Intermediate (WTI) Crude futures, trading nearly half of the world’s global crude futures by volume of commodity traded. ICE conducts its agricultural commodity futures and options markets through its U.S. regulated subsidiary, the New York Board of Trade®. For more than a century, the NYBOT® has provided global markets for food, fiber and financial products. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com and www.nybot.com.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the Company’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, each as filed with the Securities and Exchange Commission on February 26, 2007 and May 4, 2007, respectively.

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